Exhibit 99.1

Greenbacker renewable energy company llc announces june 30, 2020 net asset value AND DISTRIBUTION RATES

New York, NY, August 14, 2020 (BUSINESS WIRE) – Greenbacker Renewable Energy Company LLC (the “Company”) announced that its Board of Directors on August 11, 2020 approved the June 30, 2020 net asset value per share for the Company’s Class A and I shares of common stock of $8.63, respectively, representing an increase of $0.04 per share from the prior quarter-end’s valuation. In addition, the Board of Directors approved the June 30, 2020 net asset value per share for the Company’s Class C shares of common stock of $8.38, representing a decrease of $0.03 per share from the prior quarter-end’s valuation. The difference in the performance of the Class A and I shares from the Class C shares is due exclusively to the accrual of projected distribution fees, as required by U. S. generally accepted accounting principles.

The Company’s Board of Directors also authorized cash distributions payable on October 1, 2020, November 2, 2020, and December 1, 2020 to shareholders of record as of September 30, October 30, 2020, and November 30, 2020, respectively, equating to an annualized distribution rate of 6.42% for Class A and Class I shares, and an annualized distribution rate of 6.48% for Class C shares.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company LLC is a publicly reporting, non-traded limited liability company that acquires and manages income -generating renewable energy and energy efficiency projects, and other energy-related businesses. The projects in which we invest, such as solar and wind facilities, sell power under long-term contract to high credit worthy counterparties such as utilities, municipalities, and corporations. For more information, please visit www.greenbackercapital.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

Greenbacker
Joseph Kuo / Chris Clemens
Haven Tower Group
424 317 4851 or 424 317 4854
mediarelations@greenbackercapital.com